Exhibit 99.1

CSP Inc. REPORTS FISCAL YEAR 2020 SECOND QUARTER FINANCIAL RESULTS

LOWELL, Mass., May 14, 2020 – CSP Inc. (NASDAQ: CSPI), a provider of security and packet capture products, managed IT and professional services and technology solutions, reported financial results for the 2020 fiscal second quarter ended March 31, 2020 and provided a business update.

“Our team was performing well during the second quarter and meeting our expectations prior to the COVID-19 pandemic,” commented Victor Dellovo, Chief Executive Officer.  “To minimize the business disruption, we quickly adjusted our operations to comply with local and federal requirements and currently over 90% of the team is working remotely, which allows us to maintain contact with customers.   Despite the current environment we are continuing to experience a growing interest in our newest offerings, ARIA and Unified-Communications-as-a-Service (UCaaS) business as we continue to transition to a cybersecurity, wireless and managed service markets company.  We believe this is especially critical because of the increased threat to the global digital infrastructure, which is today’s lifeline to the outside world.  For example, in the past few weeks we have had over a dozen customer engagements and virtual demonstrations as large and small enterprises are recognizing the need to upgrade their systems to protect customers, now and well into the future.  With this rising interest in ARIA and our UCaaS offerings, we are cautiously optimistic we will convert a good number of these opportunities to revenue when the business environment is more favorable.”

Recent Operating Highlights

•	Introduced the new ARIA Advanced Detection and Response (ADR) application, which automatically detects and stops cyberattacks without requiring highly trained security staff.
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Integrated ARIA Cybersecurity Solutions with Juniper Networks’ Juniper Secure Analytics Platform™, providing deep network visibility, as well as the accelerated incident response needed to disrupt cybersecurity threats before extensive harm can be done.

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Integrated ARIA Cybersecurity Solutions with Sumo Logic’s Continuous Intelligence Platform™ to provide security teams with cloud-native, real-time security intelligence and insights to help stop network-borne threats, including those involving Internet of Things (IoT) devices, without interfering with business operations.

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Received four awards at the prestigious 2020 Cybersecurity Excellence Awards annual competition honoring individuals and companies that demonstrate excellence, innovation and leadership in information security.

Fiscal Year 2020 Second Quarter Results

Revenue for the fiscal second quarter was $16.1 million compared to $16.4 million in the year-ago fiscal second quarter.  Gross profit for the fiscal second quarter was $4.5 million, or 27.9% of sales compared with $3.7 million, or 22.9% of sales in the year-ago fiscal second quarter, reflecting a favorable mix of higher margin services business. Income before income tax was $437,000 for the second quarter, compared to a loss before income tax of $761,000 for the same quarter of the prior fiscal year.  Our income tax expense for the quarter was $1.2 million primarily from recording a valuation allowance against our deferred tax asset.  We concluded that that we would not realize a portion of our deferred tax assets based on recent financial results, the COVID-19 pandemic, and the resulting economic fallout.  The Company reported a net loss of $732,000 for the second quarter, or $(0.18) per share compared with a net loss of $619,000, or $(0.15) per share for the second quarter of fiscal 2019.

At March 31, 2020, the Company had cash and cash equivalents of $15.2 million.  Due to the ongoing COVID-19 pandemic, the Company has suspended its share repurchase program and cash dividends to preserve its financial resources for working capital purposes.

Fiscal Year 2020 Six Month Results

Revenue for the six months ended March 31, 2020 was $32.7 million compared to revenue of $35.3 million in the prior year six-month period. Gross profit for the six months ended March 31, 2020 was $8.5 million, or 26.1% of sales compared with $8.1 million, or 22.9% of sales in the first six months of fiscal 2019. Net loss for the six months ended March 31, 2020 was $1.3 million, or $(0.32) per share compared with net loss of $569,000, or $(0.15) per share for the fiscal 2019 six-month period.

In April, 2020, Modcomp, Inc. and CSP Inc. (CSPi) were each granted and received the funds for loans from Paragon Bank in the amounts of $1,353,600 and $827,000, respectively. These loans were received under the Paycheck Protection Program (PPP), which was established under the recently enacted Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) administered by the U.S. Small Business Administration.

Exhibit 99.1

Conference Call Details

CSPi Chief Executive Officer Victor Dellovo and Chief Financial Officer Gary W. Levine will host a conference call at 10:00 a.m. (ET) today to review the company’s financial results and provide a business update.  To listen to a live webcast of the call, please visit the “Investor Relations” section of the Company’s website at www.cspi.com.  Individuals may also listen to the call via telephone, by dialing 877-876-9173 or 785-424-1667 and use the conference ID: CSPQ220 when greeted by the live operator.  For interested parties unable to participate in the live call, an archived version of the webcast will be available for approximately one year on CSPi’s website.

About CSPi

CSPi (NASDAQ: CSPI) operates two divisions, each with unique expertise in designing and implementing technology solutions to help their customers use technology as a means to success. The High Performance Product division, including ARIA Cybersecurity Solutions, originated from supporting initiatives for the Department of Defense and Western intelligence agencies related to network monitoring, data protection, and intelligence initiatives. This focused mindset now results in foolproof data protection, enterprise wide. Our ARIA Software Defined Security solutions set provides enhanced network security, as well as accelerating incident response capabilities, while our Myricom nVoy Series appliances provide automated breach identification and notification, enabled by the 10G dropless packet capture inherent in our Myricom intelligent adapters. CSPi’s Technology Solutions division helps clients achieve their business goals and accelerate time to market through innovative IT solutions and professional services by partnering with best-in-class technology providers. For organizations that want the benefits of an IT department without the cost, we offer a robust catalog of Managed IT Services, providing 24×365 proactive support.  Our team of engineers have expertise across major industries supporting five key technology areas: Advanced Security; Communication and Collaboration; Data Centers; Networking; and Wireless & Mobility.

Safe Harbor

The Company wishes to take advantage of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking under the Act. Such forward-looking statements may include but are not limited to rising interest in our ARIA and UCaaS offerings.  We are cautiously optimistic we will convert a good number of these opportunities to revenue when the business environment is more favorable. Pandemics, epidemics, or disease outbreaks, such as COVID-19 may cause harm to us, our employees, our clients, our vendors and supply chain partners, and financial institutions, which could have a material adverse effect on our business, results of operations, cash flows, and financial condition.  The impact of a pandemic, epidemic, or other disease outbreak, such as COVID-19, may include, but would not be limited to: (i) disruption to operations due to the unavailability of employees due to illness, quarantines, risk of illness, travel restrictions or factors that limit our existing or potential workforce; (ii) volatility in the demand for or availability of our products and services, (iii) inability to meet our customers’ needs due to disruptions in the manufacture, sourcing and distribution of our products and services, or (iv) failure of third parties on which we rely, including our suppliers, clients, and external business partners, to meet their obligations to us, or significant disruptions in their ability to do so. As a result of the World Health Organization characterizing the COVID-19 outbreak as a pandemic on March 11, 2020, national, state, and local governments have taken actions such as declaring a state of emergency, social distancing guidelines, and shutting down certain businesses which are not considered essential in part or entirely. The Company has complied with such actions causing most employees to work remotely in all locations.  Such measures could have a material adverse effect on our business.

The Company cautions that numerous factors could cause actual results to differ materially from forward-looking statements made by the Company. Such risks include general economic conditions, market factors, competitive factors and pricing pressures, and others described in the Company's filings with the Securities and Exchange Commission (SEC). Please refer to the section on forward-looking statements included in the Company's filings with the SEC.

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2020	September 30, 2019
	(Unaudited)
Assets
Current assets:
Cash and short-term investments	$15,242	$18,099
Accounts receivable, net	12,840	15,114
Inventories	6,430	7,818
Other current assets	6,177	5,503
Total current assets	40,689	46,534
Property, equipment and improvements, net	1,270	1,273
Operating lease right-of-use assets	2,131	—
Long-term receivable	5,151	5,328
Other assets	4,270	6,234
Total assets	$53,511	$59,369

Liabilities and Shareholders’ Equity
Current liabilities	$14,438	$20,027
Pension and retirement plans	6,952	6,904
Operating lease liabilities	1,529	—
Notes Payable	1,771	684
Other non-current liabilities	379	1,326
Shareholders’ equity	28,442	30,428
Total liabilities and shareholders’ equity	$53,511	$59,369

Exhibit 99.1

CSP INC. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except per share data)

	Three months ended		Six months ended
	March 31,	March 31,	March 31,	March 31,
	2020	2019	2020	2019
Sales:
Product	$12,296	$13,603	$25,518	$29,314
Services	3,799	2,747	7,149	6,016
Total sales	16,095	16,350	32,667	35,330

Cost of sales:
Product	10,245	11,371	21,563	24,583
Services	1,367	1,233	2,590	2,652
Total cost of sales	11,612	12,604	24,153	27,235

Gross profit	4,483	3,746	8,514	8,095

Operating expenses:
Engineering and development	716	781	1,388	1,526
Selling, general and administrative	3,910	3,736	7,671	7,325
Total operating expenses	4,626	4,517	9,059	8,851

Operating (loss) income	(143)	(771)	(545)	(756)

Other income (expense), net	580	10	372	47

Income (loss) before income taxes	437	(761)	(173)	(709)

Income tax expense (benefit)	1,169	(142)	1,099	(140)

Net loss	(732)	(619)	(1,272)	(569)
Net loss attributable to common stockholders	$(732)	$(619)	$(1,272)	$(569)

Net loss per share – basic	$(0.18)	$(0.15)	$(0.32)	$(0.15)
Weighted average shares outstanding – basic	4,036	4,015	3,999	3,898

Net loss per share – diluted	$(0.18)	$(0.15)	$(0.32)	$(0.15)
Weighted average shares outstanding – diluted	4,036	4,015	3,999	3,898